UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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The following is a transcript of that portion of a joint investor call held on May 15, 2025 by NV5 Global, Inc. (“NV5”) and Acuren Corporation (“Acuren”) that relates to the announcement and presentation of the combination of NV5 and Acuren.

Important Additional Information

In connection with the transactions contemplated by an Agreement and Plan of Merger by and between NV5, Acuren and certain subsidiaries of Acuren (the “Transactions”) dated as of May 14, 2025, NV5 and Acuren intend to file materials with the SEC, including a registration statement on Form S-4 (the “Registration Statement”), which will include a preliminary joint proxy statement/prospectus of Acuren and NV5. that will include a joint proxy statement/prospectus of NV5 and Acuren. After the Registration Statement is declared effective by the SEC, NV5 and Acuren intend to mail a definitive proxy statement/prospectus to the stockholders of NV5 and the stockholders of Acuren. This communication is not a substitute for the joint proxy statement/prospectus or the Registration Statement or for any other document that NV5 or Acuren may file with the SEC and send to NV5’s stockholders and/or Acuren’s stockholders in connection with the Transactions. INVESTORS AND SECURITY HOLDERS OF NV5 AND ACUREN ARE URGED TO CAREFULLY AND THOROUGHLY READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE REGISTRATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY NV5 AND ACUREN WITH THE SEC, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NV5, ACUREN, THE TRANSACTIONS, THE RISKS RELATED THERETO AND RELATED MATTERS.

Investors will be able to obtain free copies of the Registration Statement and the joint proxy statement/prospectus, as each may be amended from time to time, and other relevant documents filed by NV5 and Acuren with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by NV5 will be available free of charge from NV5’s website at www.nv5.com under the “Investor Relations” tab or by contacting NV5’s Investor Relations Department ir@NV5.com, or by calling (954) 637-8048. Copies of documents filed with the SEC by Acuren will be available free of charge from Acuren’s website at www.acuren.com under the “Investor Relations” tab or by contacting Acuren’s Investor Relations Department at IR@acuren.com.

Participants in the Solicitation

NV5, Acuren and their respective directors and certain of their executive officers and other members of management and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from NV5’s stockholders and Acuren’s stockholders in connection with the Transactions. Information regarding the executive officers and directors of Acuren is included in its Annual Report on Form 10-K filed with the SEC on March 27, 2025. Information regarding the executive officers and directors of NV5 is included in its amendment to its Annual Report on Form 10-K/A filed with the SEC on April 28, 2025. Additional information regarding the persons who may be deemed participants and their direct and indirect interests, by security holdings or otherwise, will be set forth in the Registration Statement and other materials when they are filed with the SEC in connection with the Transactions. Free copies of these documents may be obtained as described in the paragraphs above.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements herein and the documents incorporated herein by reference may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 3b-6 promulgated thereunder, which statements involve inherent risks and uncertainties. Examples of forward-looking statements include, but are not limited to, statements regarding the outlook and expectations of NV5 and Acuren, respectively, with respect to the proposed transaction, the strategic benefits and financial benefits of the proposed transaction, including the expected impact of the proposed transaction on the combined company’s future financial performance (including anticipated accretion to earnings per share, the tangible book value earn-back period and other operating and return metrics), the timing of the closing of the proposed transaction, and the ability to successfully integrate the combined businesses. Such statements are often characterized by the use of qualified words (and their derivatives) such as “may,” “will,” “anticipate,” “could,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “project,” “predict,” “potential,” “assume,” “forecast,” “target,” “budget,” “outlook,” “trend,” “guidance,” “objective,” “goal,” “strategy,” “opportunity,” and “intend,” as well as words of similar meaning or other statements concerning opinions or judgment of NV5, Acuren or their respective management about future events. Forward-looking statements are based on assumptions as of the time they are made and are subject to risks, uncertainties and other factors that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions, include, among others, the following:

•the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement;

•the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction) and the possibility that the proposed transaction does not close when expected or at all because required regulatory approval, the approval by NV5’s stockholders, or other approvals and the other conditions to closing are not received or satisfied on a timely basis or at all;

•the outcome of any legal proceedings that may be instituted against NV5 or Acuren or the combined company;

•the possibility that the anticipated benefits of the proposed transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which NV5 or Acuren operate;

•the possibility that the integration of the two companies may be more difficult, time-consuming or costly than expected;

•the possibility that the proposed transaction may be more expensive or take longer to complete than anticipated, including as a result of unexpected factors or events;

•the diversion of management’s attention from ongoing business operations and opportunities;

•potential adverse reactions of NV5’s or Acuren’s customers or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction;

•changes in NV5’s or Acuren’s share price before closing;

•other factors that may affect future results of NV5, Acuren or the combined company.

These factors are not necessarily all of the factors that could cause NV5’s, Acuren’s or the combined company’s actual results, performance or achievements to differ materially from those expressed in or implied by any of the forward-looking statements. Other factors, including unknown or unpredictable factors, also could harm NV5’s, Acuren’s or the combined company’s results.

Although each of NV5 and Acuren believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results of NV5 or Acuren will not differ materially from any projected future results expressed or implied by such forward-looking statements. Additional factors that could cause results to differ materially from those described above can be found in NV5’s most recent annual report on Form 10-K for the fiscal year ended December 28, 2024, quarterly reports on Form 10-Q, and other documents subsequently filed by NV5 with the Securities Exchange Commission (the “SEC”) and Acuren’s most recent annual report on Form 10-K for the fiscal year ended December 31, 2024, quarterly reports on Form 10-Q, and other documents subsequently filed by Acuren with the SEC. The actual results anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on NV5, Acuren or their respective businesses or operations. Investors are cautioned not to rely too heavily on any such forward-looking statements. Forward-looking statements speak only as of the date they are made and NV5 and Acuren undertake no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

C O R P O R A T E P A R T I C I P A N T S

Tal Pizzey, President and Chief Executive Officer

Kristin Schultes, Chief Financial Officer

Robert Franklin, Acuren’s, Co-Chairman

Dickerson Wright, Founder and Executive Chairman of NV5

Ben Heraud, Chief Executive Officer, NV5

P R E S E N T A T I O N

Operator

Hello and welcome to the Acuren Corporation First Quarter Earnings and Merger Announcement.

At this time all participants are in listen-only mode. A question-and-answer session will follow the formal presentation. Should anyone require Operator assistance during the conference, please press star, then zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Dan Scott, Investor Relations with ICR. Thank you, you may begin.

Dan Scott

Thank you, Operator. Good morning, everyone, and thank you for joining the call today. Given the news this morning of the signed definitive merger agreement with NV5, today’s call will include a first quarter 2025 earnings update as well as a presentation of the transaction from Acuren and NV5’s leadership.

Joining me on the call today are Tal Pizzey, Acuren’s President and CEO; Kristin Schultes, Acuren’s Chief Financial Officer; and Robbie Franklin and Sir Martin Franklin, Acuren’s Co-Chairmen. We also have on the line with us Dickerson Wright, the Founder and Executive Chairman of NV5, along with Ben Heraud, the CEO of NV5.

Before we begin, I would like to remind you that certain statements in the Company's earnings press release announcement and on this call are forward-looking statements which are based on expectations, intentions and projections regarding the Company's future performance, anticipated events or trends, and other matters that are not historical facts. These statements are not a guarantee of future performance and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

In our press release and filings with the SEC, we detailed material risks that may cause our future results to differ from our expectations. Our statements are as of today, May 15, 2025, and we undertake no obligation to update any forward-looking statements we may make except as required by law.

As a reminder, we have posted a presentation detailing our first quarter financial performance on the Investor Relations page of our website, as well as the presentation of the transaction with NV5. Our comments today will also include non-GAAP financial measures and other key operating metrics. The required reconciliations of non-GAAP financial metrics can be found in our press release and on our presentation.

It's now my pleasure to turn the call over to Tal.

*****

Robert Franklin

Thank you, Kristin, and good morning, everyone.

We are delighted to announce that we have signed a definitive agreement to combine our business with NV5. Joining us for this announcement are NV5’s Founder and Executive Chairman, Dickerson Wright, as well as NV5’s CEO Ben Heraud, who will walk through some highlights of their business and the vision we share of these two companies coming together.

The combination of NV5 and Acuren will create an industry leading TICC and engineering platform, offering adjacent services to each of our respective customer bases, unlocking new geographies, end markets and customers. Together, we’ll be able to provide greater solutions to the full lifecycle of our customers’ assets.

We are confident that these two businesses will be stronger together than they are apart. We expect accelerated top line growth, significant operational efficiencies and a greater services platform on which to build through an expanded total addressable market and M&A pipeline. While we expect to take a near term increase in leverage through this merger, we are committed to de-levering our balance sheet to sub 3x net leverage in the near future, in-line with our stated long term targets.

We believe this transaction will be accretive to Acuren shareholders. For NV5’s shareholders, our offer represents a substantial premium and allows shareholder participation in the value creation from this merger in the years to come. I am also excited that Dickerson and Ben will join Acuren’s Board of Directors upon closing of the combination.

As an overview of the transaction, Acuren will acquire NV5 for approximately $23 per share, consisting of $10 per share in cash and $13 per share in Acuren common equity, representing an enterprise value of approximately $1.7 billion, which is approximately 10.3x 2025 consensus Adjusted EBITDA or 9.2x including our stated synergies. You may find more information on the structure of the transaction and the calculation of the number of Acuren shares to be issued at closing in the presentation and press release we have filed.

NV5 shareholders will own approximately 40% of the combined business, which, based on past results of both companies, will have approximately $2 billion of revenue and more than $350 million of Adjusted EBITDA including synergies.

I would also note that this is a public company merger and includes a 60 day go-shop period for NV5 as well as required approval by stockholders of both companies. We have received a fully committed financing package from Jefferies with terms similar to that of our existing credit facility. Assuming that the transaction proceeds as agreed in the definitive agreement, we expect the merger will close in the second half of 2025.

We believe NV5 is a great fit for Acuren and is consistent with the themes that we target across all of our investments. Most importantly, we believe in the Company and the team that Dickerson has assembled. The culture of NV5 aligns well with Acuren’s and we are excited by the opportunities to better serve our customers through a common shared solutions platform. Leveraging what NV5 does best in technology enabled engineering, highly complements our testing and inspection services. Together we believe we can grow faster and generate higher margins and cash flow than either business could achieve on a standalone basis.

To give you a summary of NV5, I would like to hand the call over to Dickerson and Ben.

Dickerson Wright

Thank you, Robbie. This is an exciting day for the NV5 leadership team, our over 4,000 NV5 employees, and our investors.

We built NV5 with a unique business model to deliver mandated, tech-enabled services to support essential infrastructure conformity through a flat organization that puts our best people in front of our clients. This interface between clients and our industry-leading technical experts has allowed us to develop long-term relationships that provide added value solutions our clients’ challenges. This model has allowed us to deliver increasing organic growth and returns for our investors, while creating an entrepreneurial culture and career opportunities for all of our employees.

As a provider of consulting services, we have developed a firm that has embedded NV5 into our clients’ organizations. This merging with Acuren has expanded our service offerings that we can now deliver to our clients. To tell you a little more about NV5’s capabilities and the drivers for our services, I’d like to now turn the call over to Ben Heraud, CEO of NV5.

Ben Heraud

Thank you, Dickerson. I just wanted to spend a little time providing an overview of NV5 and our services. NV5 supports our clients with integrated solutions to enhance the reliability and performance of assets for the built environment, delivered through our three segments, Infrastructure, Buildings & Technology, and Geospatial.

Infrastructure is our largest segment, supporting utilities, municipal governments, and departments of transportation across the U.S. NV5’s engineers and technical experts deliver engineering, testing, and inspection services to support the reliability, safety, and resilience of infrastructure throughout the asset lifecycle. The condition of the nation’s aging infrastructure is driving strong investment in transportation, utility, and water assets. Reliable infrastructure is a necessity, and spending on infrastructure safety and reliability is not dependent on economic conditions. Investments in essential infrastructure improvements, particularly on the state and local level, continue to drive opportunities for this important NV5 segment.

Buildings and Technology is another area of focus for NV5. We deliver design and commissioning services to improve the performance and efficiency throughout the lifecycle of a building. Our Buildings and Technology services improve the efficiency, safety, and overall function of building assets. NV5 employs technologies, such as monitoring based commissioning, digital twins, and building information modeling to deliver novel solutions for facility requirements. We focus on high-growth, high barrier to entry facilities, such as data centers, education, healthcare, and aviation. These markets have very specific design and commissioning specifications and are mission critical in nature, driving growth in revenue and margins.

Our third segment is Geospatial solutions. We support sectors with a high demand for geospatial remote sensing data, such as national security, natural resources, water resources, and utility transmission, delivering lidar and advanced imagery data analytics to support utility asset and resource management as well as defense applications.

The demand for geospatial data in strategic asset and resource management decisions continues to grow, and we continue to build upon our leadership position in the geospatial data market.

The adoption of geospatial services for utility asset management, shoreline resilience, and location of natural resources, including rare earth minerals, are strong drivers for the demand for our Geospatial services. The growth of our Geospatial services in these markets is further supported by the recurring and mandated nature of these services, the scalability of tech-enabled capabilities, and subscription-based nature of our software offerings.

These three segments allow NV5 to serve our clients throughout the entire asset lifecycle, from cradle to grave. From site selection through design, build, and operations, NV5 delivers services that are scalable, efficient, highly accurate, and recurring in nature.

We’re very excited about the new capabilities that Acuren brings to our clients, which will further embed NV5 into our client organizations. For example, in utility infrastructure, NV5 is largely dedicated to supporting the reliability and safety of electrical transmission and distribution, but our capabilities in power generation are limited. Acuren’s work in power generation provides an opportunity to support utilities from electrical generation all the way to delivery of electricity to customers.

Another area of synergy that we’re looking forward to is leveraging our geospatial data capabilities to support asset management in the energy and industrial sector. Remote sensing geospatial technology can support corridor mapping, leak detection, and digital twin technology for asset inventory and infrastructure assessments at scale, which we believe will benefit Acuren’s clients.

With that, I would like to turn the call back over to Tal.

Tal Pizzey

Thanks Dickerson and Ben for that overview of the NV5 business. We are thrilled to share this combination with our stakeholders. The merger of these two great organizations builds upon our stated vision of building a world-class TICC company and engineering is a critical component to this strategy. Leveraging the Technology Enabled Solutions in NV5 with our Field Service platform will create an even better one-stop shop for our customers.

Through this merger, we will have a robust organization with approximately 11,000 team members across the world, opening new customers and markets for both our businesses. As Ben mentioned, we have already identified tangible organic cross-selling opportunities where both businesses can benefit from this combination. To name a few, we can offer integrated NDT and rope access to NV5’s infrastructure clients through in-house services, as well as NV5’s engineering and geospatial capabilities through Acuren’s robust Canadian footprint where NV5 currently is not present. These are just a few examples of the exciting and abundant collaborative opportunities that will come and be created by this merger, and we are confident there are more to come.

Our companies have long, successful histories of being chosen acquirors of businesses. We believe that together, the total addressable market and opportunity for inorganic growth is even more robust. We are excited to partner together to continue to be the leaders in these markets, to win new customers and expand wallet share within our existing customer bases.

Our preliminary assessment has identified meaningful savings opportunities through consolidation of our regional offices and optimization of shared functions across our organizations. We hope and expect to find incremental savings beyond what we have publicly identified. NV5 has been a public company for far longer than we have, and aggregating their team and expertise will be invaluable as we continue our journey as a public company. I am excited to partner with Ben to continue to work and build an efficient world-class organization.

I would like to assure our teammates across North America and the UK that this merger offers greater opportunities to grow our Company and that together we will be an even stronger organization. Thank you all to members of our team for your hard work.

With that, I would like to open up the call for questions. Operator.

Operator

Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment, please while we pull for questions.

The first question is from Chris Moore from CJS Securities. Please go ahead.

Lee Jagoda

Hi. This is actually Lee Jagoda for Chris this morning. Congratulations.

Kristin Schultes

Thanks, Chris.

Tal Pizzey

(Multiple speakers) Sorry, wasn’t Chris? Who is this?

Lee Jagoda

It’s Lee Jagoda for Chris this morning.

Tal Pizzey

Okay.

Lee Jagoda

All right. So, I guess as we’re thinking about this transaction, this feels a lot like API Group in the early days there. So, I guess with the proposed addition of NV5 into the portfolio, can you talk more about the platform that it creates to pursue M&A in the future?

Tal Pizzey

Well, I think that really Acuren alone, first of all, we’re in a $4 billion NDT market. So, we have an extremely expanded total addressable market now when you look at the size and scale of combining engineering services with inspection, which is our primary platform today. And the other thing is it’s really the end markets as well. Acuren is primarily in industrial end markets and NV5 brings infrastructure as a key growth area and a large, very large total addressable market adding to that the building, civil engineering infrastructure. So, the total addressable market is massive. Both companies have a strong history of integrating, tuck-in acquisitions, and I see that continuing.

Of course, there will be some pause as we work to de-lever, but I would say—in the long term there’ll be other transformational deals similar to API Group.

Robert Franklin

The only thing I would add, Tal, is if you look historically at the size and multiples paid for these kind of tuck-in acquisitions, it’s remarkably similar between the two businesses historically. And both businesses maintain a really robust M&A pipeline that we’re going to continue with that strategy. As you mentioned, it’s very similar to the API story.

Lee Jagoda

Then just a quick follow-up. Maybe speak to the geographic and customer overlap between the two businesses and how should we think about the ability to accelerate organic growth for the combined company as a result of, you know, potentially not that much overlap here?

Tal Pizzey

Yes. I think it’s surprising how little customer overlap there is and that creates opportunities to sell, you know, respective company services into our customer base. From a geographic overlap, our primary overlap is in the U.S. There’s very little or no NV5 business in Canada and Acuren business outside of North America is extremely small. NV5 has created some launch points in several countries around the world with interesting projects that we could certainly contribute to.

Lee Jagoda

Great. I’ll hop back in queue.

Operator

The next question is from Kathryn Thompson from Thompson Research Group. Please go ahead.

Kathryn Thompson

Hi. Thank you for taking my questions today. First, kind of two different buckets of types of questions, but just one first for housekeeping. What is or isn’t included in the $20 million synergies and what are the opportunities perhaps not outlined in today’s deck that you published just from a cost and operational standpoint?

Tal Pizzey

All right. Thanks, Kathryn, and hi, Kathryn. Kristen, do you want to take the $20 million?

Kristin Schultes

Hi, Kathryn. Thanks for the question. So I would just add that our synergy review during the diligence phase was fairly high level and desktop oriented. From a benchmarking perspective, we feel like it’s conservative, primarily back office head count and some real estate, and we’ll work through the sign to close period to, you know, refine that number.

Kathryn Thompson

I assume that there would also be some savings for just having one public company versus two. So public company savings too?

Kristin Schultes

Absolutely.

Kathryn Thompson

Yes. Okay.

Tal Pizzey

As you know, we’re still building our public company cost. So it’s certainly helpful to have experience from NV5.

Kathryn Thompson

Yes. Yes. Absolutely. Then going to the meat of the business, you know, from our view, complementary businesses, and just wanted to kind of touch on each of the major segments. In the infrastructure support, it’s interesting, we were in D.C. last week. If there is one area of dollars that are resoundingly not going to be cut, it is that of infrastructure. Could you tell us a little bit more about what type of work you do with infrastructure and also kind of tagging from the earlier question, like what are the opportunities with a combined company?

Tal Pizzey

Sure. I think I’d like Ben to answer that. But I’ll just start by indicating that in Acuren, infrastructure is clearly a small end market for us. But I have to say over the last two years, we have seen more and more exciting projects where we’ve deployed rope access and NDT and engineering on the same sites—type of projects I’d be referring to would be pipelines suspended under a bridge, doing those assessments and using our platform access solutions and the engineering to redesign, you know, hangar systems to withstand a different hurricane or earthquake type environment. So, Ben, do you have some thoughts on Catherine’s question?

Ben Heraud

Yes. Hi, Kathryn. I would agree absolutely with you around the funding. We actually had that question on our earnings call recently and we’re not seeing any concern there around the funding of the projects that we work on. And most of the work that we’re doing, you know, is on the transportation side of things and the utilities, power delivery, which, you know, with an ageing infrastructure and a lot of focus on fire hardening or with storm, you know, hardening and a lot of demand for that work. So we see a very robust pipeline there and haven’t had any issues on the funding side of things.

Kathryn Thompson

Okay. Helpful. Shifting also to—while I have you on the geospatial and the opportunities for complementary services with existing Acuren services, particularly it strikes me with your NDT business. Maybe pull the thread a little bit on that and crossover.

Ben Heraud

Yes. For us on the geospatial side, we’re quite excited about that. We’re already working on some projects in the oil and gas and pipeline mapping. So we think, the asset management sort of support services that we do and also in utilities, where our geospatial team has a strong presence, will sort of enhance and support some of the services that Acuren are doing.

Tal Pizzey

At Acuren, we’ve been—sorry Kathryn, at Acuren we’ve been entering utilities market, providing mapping with drones, but our data analysis capabilities are far more limited. So it’s an area of small overlap that could be greatly expanded, and we have been requested on many occasions to provide digital twinning of industrial facilities.

Ben Heraud

Yes. That’s an area that we’re very, very strong in.

Kathryn Thompson

Okay. Perfect. Then final question from me. Know that data centers is a fast-growing segment for NV5. What type of services do you provide and how do you get in on the kind of boots on the ground standpoint with the data center build-out and the maintenance or the servicing for it on an ongoing basis? Thank you very much and best of luck.

Ben Heraud

Yes. The data centers is an exciting part of our business. We’ve been rapidly expanding the services that we provide through the data centers. We started out with design and commissioning of the systems within the buildings, but we’ve been rapidly bringing in the other services. Much of that work was actually on our international operations, but over the last 18 months, we’ve been almost matching the revenue here in the U.S. as we’re sort of working with most of the large hyperscalers.

Kathryn Thompson

Thank you.

Dickerson Wright

Hi. This is Dick Wright. Maybe I was just listening very carefully, and I’d like to maybe give a specific example how I see the overlapping of the companies.

Our infrastructure business, the NV5 side, is about $500 million and it’s all on mandated services. It’s all on everything that delivers systems and improvements. As our population grows, the demand is finite on water supply, sewage, delivery systems, roads, bridges, all of the things that are—so our biggest driver of this is the population growth. As far as how geospatial can I see, can really geospatial—and I’ll talk about the data center soon, but how geospatial can really help, I feel, this intersection between what Acuren is doing.

We can oversee and fly over bridges that need repair. Sometimes we can do maybe 30 bridges in a very short period of time and actually isolate what is needed as far as welding, as far as lamentation. We can do this, map that facility, and then drive that work into the traditional NDE services that Acuren delivers.

On the data center work, what really is the driver and why we are international with that is really the grid, the aging grid. In the U.S., the grid is driven by public utilities, and they have demands for other things. Like, for example, there’s moratoriums on some of the data center work in hot climates like Arizona where they would rather give to their clients air conditioning rather than energy for the data centers.

But internationally, the grid is not as reliable, so all of the, what we call the Fintech Fang clients that we have are building their own power sources. And because of that, we will be involved in every aspect of the data center work from the actual cooling of the data center, we’ll do inspection work to the commissioning of the final commissioning project. On many things, we act as the project manager on these, but that is driven also by a non reliable grid. And so there’s a tremendous growth internationally in places that require this energy for data centers, but the grid, the public grid cannot supply that. So we have been very embedded with our clients on these sort of things. So that is where we see a tremendous opportunity of introduction for Acuren to these, to a client base that maybe they have not been exposed to.

We always look for barriers entries. What can we deliver? What can we deliver to a client that they may need? So for the example, we wouldn’t approach it where we subcontract any services, we would be using Acuren, but we’d approach the client to solve their problem. The example of bridge lamentation, we wouldn’t just manage the wells, we would tell them on every bridge geospatially, what needs to be done or what we see on the defects, and that could follow up with a follow-up NDE work.

Just the last thing, on public utilities in the states, huge transformer lines that we fly over geospatially, and we can tell actually each transmission line, where there is a metal fatigue, what problems they have, and that would lead to the repair work and that would be led for inspection of that work by Acuren. So we’re really excited about the opportunities of how Acuren could fit all three main segments of our business.

Kathryn Thompson

That’s very helpful. I guess succinctly, this is just yet another backdoor way to play the re-industrialization and supportive infrastructure in the U.S. All right. Thanks very much.

Tal Pizzey

Absolutely.

Operator

The next question is from Andy Wittmann from Baird. Please go ahead.

Andy Wittmann

Oh, great. Thanks for taking my questions. Good morning, everyone. So I guess, I think my first question is probably for Robbie and the question is, just having to, thinking about kind of the way you’ve underwritten NV5 here. Just kind of curious if you could talk about the kinds of organic growth that you believe that this company can present for you guys over the coming few years. And there’s been some investor debate about what the right EBITDA margin is on NV5. I’d be kind of curious as to how you thought about that and how that contributed to the IRR that you’re expecting here. We obviously see the deal multiple.

It's obviously a point in time, and obviously as you go and integrate these businesses, that multiple is going to become something probably very different. So just kind of wanting to understand your underwriting process and the IRRs that you’re thinking about with this investment.

Dickerson Wright

Absolutely. Look, I think what’s so exciting for us is really the commercial opportunities that exist here. The top-line cross-selling synergy is incredibly meaningful and very difficult to quantify. When I think about how the long-term growth algorithm will sort of play out, this is going to be a high single-digit top-line grower over the long term. What we found when we were diligencing Acuren in the beginning was it’s a very efficiently run business. So you have a corporate function that really supports leadership at the branch level, managing profitability by technician at the branch level. I think there’s a series of cost disciplines that we can really share with the NV5 team.

The strategy here is not to disrupt what's working. It's to share best practices, make sure we field the best team from both businesses to really optimize the performance of both. And over the long term, I expect that once this deal is put together, we’ll do an investor day similar to what we sort of did with API and put out sort of the growth algorithm and long-term targets to manage people. But there’s no reason that these two businesses can’t achieve EBITDA margins on a combined basis in excess of 20%. So that really for us is very, very exciting. It’s going to be a lot of work to get there. But there’s no question that these are capital-efficient businesses with limited CapEx, will generate a lot of free cash flow for us to reinvest in the businesses. Frankly the areas of high margin between the two companies are the areas where we intend to deploy capital and grow.

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Tal Pizzey

Just on that point, I think it's important just to emphasize, we're leveraging a lot of temporary employees and third-party consultants, which obviously carry a higher cost with it. Through this merger, we're going to have the opportunity to leverage what NV5 has built and done very well for a number of years. So there's going to be a lot of efficiencies, especially on the public company cost side.

Andy Wittmann

Okay. Great. Thanks.

Operator

The next question is from Jeff Martin from ROTH Capital Partners. Please go ahead.

Jeff Martin

Good morning, everyone. Great to talk with you this morning. I guess I'll start with the revenue synergies. Which side of the equation in Acuren or NV5, are you more excited about the potential for revenue synergies? And I think you've touched on each segment where you see those coming but maybe short rank which are going to be the most impactful over, say the first 12 months or 18 months.

Tal Pizzey

Well, I think there are many, and both companies are excited about offering the other company's service capabilities to existing customers. So that's sort of the most obvious place to start is that Acuren can immediately offer the services of NV5 and vice versa. I think there is a lot of excitement in penetration of new end markets. That's a real focal area. If you look at Acuren being largely in the industrial space, servicing chemical plants, pulp and paper, refineries, oil sands facilities, this type of customer is fairly absent from NV5's list. And the engineering expertise and depth and service offering for them to expand is compelling.

On the reverse approach, Acuren is not deep at all in building and in the infrastructure space. I think between those two, infrastructure has the most parallels and is the most exciting market for us to provide services to. As per Kathryn’s question, the infrastructure market has so many similarities to the industrial markets we serve, and it's all around the theme of aging assets. In the markets we serve, we've become experts at supporting, even on our engineering side, life assessment studies, finite element analysis on failure. All of the services we provide to aging infrastructure are parallels from a materials expertise in infrastructure, but yet bringing some of the civil engineering expertise in that market is compelling.

So, I mean, if I had to force rank these, I think cross-selling services to existing customers both ways is very material and penetrating new end markets. We've just seen at Acuren a lot of opportunities in mining, as an example, of a new end market and it's an area that we hadn't previously penetrated. So to have infrastructure as a new end market to chase, we find very exciting. I don't know, Ben, if something rose to the top of your list, but those seem most obvious to me.

Ben Heraud

Yes and hi Jeff, I think the geographical expansion would be the other one. I agree with everything else you said Tal. Then probably Dick touched on it quite well, but there are technology-enabled services. Dick mentioned the bridge delamination and our ability to fly 40 bridges in a day versus the traditional way of chain dragging and doing one in three days. I think bringing that technology-enabled service to Acuren's clients and service is a really exciting opportunity as well with our geospatial capabilities, both around the data capture, but probably more importantly, the data analytics, which is where we really shine. So, that's a very scalable service and something that we're really looking forward to bringing to Acuren's clients.

Tal Pizzey

So, Jeff, if I could just expand on what Ben just said. Just envision NV5 flying a drone or aircraft and identifying a number of areas of concern on 35 bridges. Acuren can now follow up and install an engineered platform to save the customer a lot of money on scaffolding. We can go in and do a detailed assessment of the condition. We could provide a weld procedure or re-engineer a component or corrosion that needs to be mitigated, and we can execute that inspection and repair and post-repair inspection all in-house with one capability, and neither NV5 or Acuren had that capability before.

Ben Heraud

Yes, I think that really aligns with the message we've been giving around pushing our service long into the lifecycle of any asset that we work on. We don't just want to be doing one-off design projects. So, having a long-term relationship with these assets and the recurring revenue from it is what we're looking to drive, and this really aligns with that.

Jeff Martin

Great. Then in terms of the regulatory approval here, I can't imagine that, you know, there's much risk of this getting, bogged down by regulatory approval. Maybe you could comment on that.

Tal Pizzey

We have no reason to—go ahead, Rob.

Robert Franklin

It's all sort of the customary approvals that need to happen, but there's no real regulatory risk here.

Jeff Martin

That's what I would have thought. Then finally, on the revenue synergies, maybe talk to us about the timeline of realizing those and, maybe what is the pecking order of, you know, of going after those cost synergies? Thank you.

Tal Pizzey

Well, I think it's hard to be precise. There are so many opportunities. I think, day one, we would be educating our salespeople on how to sell other services so that we can, you know—you don't need an office in Canada to offer NV5 solutions. We can immediately provide those to our customers. But there’ll be some ramping over many years to integrate these businesses and fully realize the potential. But I think in the first six months, we’ll see a material amount of cross-selling opportunities.

Robert Franklin

On the cost side, these are things that we've identified sort of in the first 24 months that we'll strive to achieve. And, frankly, this is really just the start. As we collaborate with the NV5 team, we're going to find areas where we're going to move quickly, areas where we're going to take a slightly longer time. But I think there are certainly more to come here, and it's going to be a collaborative effort between our organizations on the best way to optimize.

Ben Heraud

Yes, we actually sub out some of the work that Acuren does to others. So, some of these things could be quite immediate.

Dickerson Wright

There's a little bit the other way as well. We've subbed out data analysis on, you know, laser scans to other companies. So, this is a deep expertise of NV5.

Jeff Martin

Appears like a great fit. Congratulations.

Dickerson Wright

Thank you.

Operator

The next question is from Rob Brown from Lake Street Capital Markets. Please go ahead.

Rob Brown

Good morning. Thanks for taking my question. Just want to expand a little bit further on the kind of M&A strategy going forward. How does this change from—both companies have had M&A strategies, but with a combined business, how does your M&A strategy change, and are there sort of new companies you can look at, given the combination now?

Tal Pizzey

You want to take that, Robbie?

Robert Franklin

Yes. Look, I don't think anything is going to change materially, and we're going to align strategically on where we want to deploy capital. There's no change today in thinking from what the companies have done historically. So, we're going to sort of leverage what we've done well for many years in both businesses and build from there.

Dickerson Wright

Rob, this is Dick. Maybe I could just add from the NV5 and why we're so excited about this. As you know, we've been saying there's 144,000 engineering firms in North America. We're just scratching the surface, and you can imagine, as each of these smaller firms—they range in size from as big as international companies to very small sole practitioners. But as we incorporate these services, we will add the testing and inspection services that perhaps they haven't been adding. And one of those key services will also be non-destructive testing and things that Acuren adds.

So, we look at a phenomenal opportunity to address just the addressable market in North America of 144,000 firms and you can imagine how this could be internationally. So we really see a phenomenal opportunity to introduce our services and introduce Acuren to these services for the testing and inspection work. Our approach would be to these engineering firms in that regard.

Rob Brown

Okay. Great. Thank you. Congratulations. It looks like a great combination.

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Operator

The next question is from Tate Sullivan from Maxim Group. Please go ahead.

Tate Sullivan

Hi. Thank you. Congratulations all. Ben, you had good comments about bringing the geospatial capabilities to the industrial market, specifically refining and chemical plants. How early is it for U.S. refineries and chemical plants to start to use geospatial technology or have most of them already? Please.

Ben Heraud

Yes, we've been seeing demand in that area and we actually do have some clients in that sector, but I think being able to leverage Acuren’s clients and bringing that in. And as Tal already said, they're subbing out some of that work. So that opportunity is immediate.

Tate Sullivan

Does NV5 have sensor technology capabilities already or outsource that, or is that what Acuren is bringing to the table, or how will that integrate with what you already do on geospatial?

Tal Pizzey

No. We have the sensor capabilities. We have very strong sensor capture capabilities. We have all that technology in-house and the ability to do the analytics on the data that we capture, which is where we don’t have a very strong capability.

Tate Sullivan

Thank you.

Operator

This concludes the question and answer session. I would like to turn the floor back over to Tal Pizzey, CEO for Acuren’s closing comments.

Tal Pizzey

All right. Well, it's been an exciting day for us. Thank you for everyone joining our call today. We certainly appreciate your support, and we look forward to updating you on our progress next quarter. Thanks. Goodbye.

Operator

This concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.